Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Andretti Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A Ordinary Shares	Rule 457(c) Rule 457(f)(1)	17,890,564 (1)(3)	$10.755(4)	$192,413,015.82	0.00014760	$28,400.16

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$192,413,015.82		$28,400.16

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$28,400.16

(1)

Upon the closing of the business combination (the “Merger”) described in the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 with which this Calculation of Filing Fee Table is filed as Exhibit 107, the name of the registrant will be changed to “Zapata Computing Holdings Inc.”

(2)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)

Represents (i) the 17,890,564 Class A ordinary shares, par value $0.0001 per share (“Class A Common Stock”), of the registrant to be issued to Zapata Computing, Inc.’s securityholders upon completion of the Merger.

(4)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $10.755 (the average of the high and low trading prices of shares of Class A Common Stock as reported on the New York Stock Exchange on October 24, 2023).